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                                                                      Exhibit 99



                 DREAMLIFE $1.5 MILLION SHORT-TERM LOAN EXTENDED

NEW YORK - January 17, 2001 - On January 15, 2001, Dreamlife (OTCBB: DLIF) secured an increase of its line of credit from The Chase Manhattan Bank from $1.5 million to $2.0 million, and an extension in the maturity date until April 30, 2001. On October 25, 2000, Dreamlife executed a $1.5 million promissory note, which was due, along with interest incurred, on November 30, 2000. On November 28, 2000, the maturity date of the note was extended to January 31, 2001. Dreamlife executed a new $2.0 million promissory note on January 15, 2001 with substantially the same terms and conditions as the October 25, 2000 and November 28, 2000 promissory notes except that the principal amount of the line of credit has been increased to $2.0 million, and the note is due, along with interest incurred, on April 30, 2001. The outstanding principal amount of the line of credit incurs interest at Chase's prime commercial lending rate. An affiliate of CYL Development Holdings, LLC, a 19.1% stockholder of Dreamlife, provides credit support for the line of credit.

Dreamlife is an online personal and professional development network offering consumers an extensive array of individualized coaching, communities, courses, tools and interface with renowned experts. Founded in the Spring of 1999 by internationally recognized results coach Anthony Robbins, Dreamlife has signed marketing, license and content agreements with numerous organizations and experts in the fields of personal and professional development. For more information visit www.dreamlife.com or AOL Keyword: Dreamlife.

Certain statements made herein that use the words "estimate," "project," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of Dreamlife to be materially different from those which may be expressed or implied by such statements, including, among others, Dreamlife's ability to secure additional financing or complete a strategic transaction, changes in general economic and business conditions and specifically, decline in demand to Dreamlife's products, inability to timely develop and introduce new technologies, products and applications and loss of market share and pressure on prices resulting from competition. For additional information regarding these and other risks and uncertainties associated with Dreamlife's business, reference is made to Dreamlife's reports filed from time to time with the Securities and Exchange Commission.

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